UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Qualtrics International Inc.
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333 W River Park Drive
Provo, Utah 84604
April 5, 2021
To Our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Qualtrics International Inc. to be held on May 19, 2021, at 11:00 a.m. Mountain Time. The Annual Meeting will be completely virtual and conducted via live audio webcast to enable our stockholders to participate from locations around the world. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XM2021.
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
To ensure that your shares will be represented, you may cast your vote over the Internet, by phone, or by completing and mailing a proxy card. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether you attend. Returning the proxy does not deprive you of your right to attend and vote your shares electronically at the Annual Meeting.
Thank you for your continued support of Qualtrics.

Zig Serafin	Ryan Smith
Chief Executive Officer	Founder & Executive Chair

YOUR VOTE IS IMPORTANT
On or about April 5, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2021 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2020 Annual Report on Form 10-K (“2020 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2020 Annual Report can be accessed directly online at www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials. A copy of our 2020 Annual Report and Proxy Statement are also available on our investor relations website at https://www.qualtrics.com/investors/.

Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

Qualtrics International Inc.
333 W River Park Drive
Provo, Utah 84604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2021

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Qualtrics International Inc. will be held on May 19, 2021, at 11:00 a.m. Mountain Time. The Annual Meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XM2021.
Only stockholders of record at the close of business on March 26, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this Notice:
1. To elect the following nine directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal:
Egon Durban
Sindhu Gangadharan
Paula Hansen
Christian Klein
Luka Mucic
Donald Paoni
Zig Serafin
Ryan Smith
Kelly Steckelberg

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm as described in Proposal Two.

We have elected to provide electronic access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about April 5, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2020 Annual Report on Form 10-K (the “Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our Annual Report can be accessed directly online at www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

By Order of the Board of Directors,

Blake Tierney
General Counsel & Secretary

Provo, Utah
April 5, 2021

Qualtrics International Inc.
333 W River Park Drive
Provo, Utah 84604
PROXY STATEMENT
April 5, 2021
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1. What are proxy materials?
The accompanying proxy is delivered and solicited on behalf of the board of directors of Qualtrics International Inc., a Delaware corporation, in connection with the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2021, at 11:00 a.m. Mountain Time, via live audio webcast in a virtual meeting format at www.virtualshareholdermeeting.com/XM2021. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), and the proxy card or a voting instruction form for the Annual Meeting (“Proxy Materials”).
2. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of March 26, 2021, which is the record date for the Annual Meeting.
3. How can I access the proxy materials over the Internet?
The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to view the proxy materials on the Internet. Electronic copies of this proxy statement and the Annual Report are available at www.proxyvote.com.
4. How can I sign up for the electronic proxy delivery service?
The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5. I share an address with another stockholder. Why did we receive only one copy of the Proxy Materials and how may I obtain an additional copy of the Proxy Materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and reduce costs.
We and a number of brokers with account holders who are our stockholders may be householding our Proxy Materials. If we do, we will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to Qualtrics International Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Proxy Materials requested.
6. What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•    Proposal One: the election of nine directors; and

•    Proposal Two: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

We are not aware of any other business to be acted upon at the Annual Meeting.
7. How does the board of directors recommend I vote on these proposals?

•    “FOR” the election of each director nominee; and

•    “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
8. Who is entitled to vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 26, 2021, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 26, 2021, we had 89,281,956 shares of Class A common stock outstanding and 423,170,610 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.
A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of shares of our capital stock representing a majority in voting power of the outstanding shares entitled to vote generally at a meeting of stockholders, represented in person or by proxy, will constitute a quorum at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and the Proxy Materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Proxy Materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend and vote at the Annual Meeting.
9. What votes are required to approve each of the proposals?
For Proposal One, each director shall be elected by the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast with respect to such director, which means that the number of shares voted “FOR” each director must exceed the number of shares voted “AGAINST” such director. Pursuant to our amended and restated bylaws, if the votes cast for any director nominee do not exceed the votes cast against the director nominee, then such director shall offer to tender his or her resignation, and our nominating and corporate governance committee will make a recommendation to the board of directors as to whether to accept or reject such director’s resignation or whether other action should be taken. The board of directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees.
Approval of Proposal Two requires the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast, which means that the number of shares voted “FOR” such proposal must exceed the number of shares voted “AGAINST” such proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for Proposal Two.
10. How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered a routine matter. Proposal One is considered “non-routine,” and your broker will not have discretion to vote on this proposal.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals.
11. Why are we holding a virtual Annual Meeting?
We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, stockholders from locations around the world. We believe the virtual format encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting. In addition, we also believe that it is appropriate given global health concerns associated with the COVID-19 pandemic.
12. How can I attend and participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XM2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 11:00 a.m. Mountain Time on May 19, 2021. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 10:45 a.m. Mountain Time, and you should allow ample time to ensure your ability to access the meeting.
We will hold our question and answer session with management immediately following the conclusion of the business to be conducted at the Annual Meeting. You may submit a question at any time during the meeting by visiting www.virtualshareholdermeeting.com/XM2021. The Chairman of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting. A replay of the Annual Meeting will be available on our website at www.qualtrics.com/investors after the meeting.
13. What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?
Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on www.virtualshareholdermeeting.com/XM2021.
14. Can I vote at the Annual Meeting?
You may vote your shares electronically at the Annual Meeting by using the control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/XM2021. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.

15. Can I vote by telephone or Internet?
For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote by telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. Submitting a telephonic or Internet proxy will not affect your right to vote electronically at the Annual Meeting should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly.
The accompanying proxy card provides instructions on how to vote via the Internet or by telephone.
16. How will my proxy be voted?
The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, by completing, dating, and signing the accompanying proxy and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted in accordance with the recommendation of our board of directors set forth in this proxy statement: in the case of the election of directors, as a vote “FOR” the election of all nominees presented by the board of directors; and in the case of the ratification of KPMG LLP as our independent registered public accounting firm, as a vote “FOR” such ratification.
17. How do I change or revoke my proxy?
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting electronically.
18. Who will tabulate the votes?
We have designated a representative of Broadridge Financial Solutions as the Inspector of Elections who will tabulate the votes.
19. Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

20. How can I make proposals or make a nomination for director for next year’s annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the rules established by the SEC and our amended and restated bylaws, as applicable.
In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2022, the proposal must be received by us at Qualtrics International Inc., Attn: Corporate Secretary, 333 W River Park Drive, Provo, UT 84604, no later than December 6, 2021.
Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2022 (but not include it in our proxy materials) under our amended and restated bylaws must provide written notice of such proposal to our Secretary at our principal executive offices between close of business January 19, 2022 and close of business February 18, 2022 and comply with the other provisions of our amended and restated bylaws.
21. Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. In addition to the mailing of the Proxy Materials and other soliciting materials, we or our directors, executive officers, employees, or agents may also solicit proxies in person, by telephone, or by electronic communication. Following the original mailing of the Proxy Materials and other soliciting materials, we will request that banks, brokers, custodians, nominees, and other record holders of our Class A common stock and Class B common stock forward copies of the Proxy Materials and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees, and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.
22. What does being an “emerging growth company” mean?
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:
•an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;
•an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure about our executive compensation arrangements; and
•exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.
We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the initial public offering of our Class A common stock (our “initial public offering”) on the Nasdaq Global Select Market (“Nasdaq”). We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of this extended transition period for complying with new or revised accounting standards. Accordingly, we will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”
* * *

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE
The following table provides information regarding our executive officers and directors as of March 26, 2021:

Name	Age	Position
Executive Officers:
Ryan Smith	42	Founder, Executive Chair and Director
Zig Serafin	47	Chief Executive Officer and Director
Chris Beckstead	44	President and Board Observer
Rob Bachman	43	Chief Financial Officer
John Thimsen	45	Chief Technology Officer
Bill McMurray	59	Chief Revenue Officer

Non-Employee Directors:
Egon Durban	47	Director
Sindhu Gangadharan	44	Director
Paula Hansen	49	Director
Christian Klein	40	Director
Luka Mucic	49	Director
Donald (DJ) Paoni	49	Director
Kelly Steckelberg	53	Director
Executive Officers
Ryan Smith. Mr. Smith co-founded our company and has served as a member of our board of directors since December 2002 and as our Founder and Executive Chair since July 2020. From December 2002 until July 2020, Mr. Smith served as our Chief Executive Officer. Mr. Smith holds a B.S. in Management from Brigham Young University.
We believe that Mr. Smith is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our prior Chief Executive Officer and as one of our co-founders and Executive Chair.
Zig Serafin. Mr. Serafin has served as our Chief Executive Officer since July 2020 and prior to that as our President from January 2019 to July 2020. He has has served as a member of our board of directors since December 2020. Mr. Serafin joined Qualtrics in October 2016 as our Chief Operating Officer. From July 2009 to October 2016, Mr. Serafin served as a Corporate Vice President at Microsoft Corporation, a multi-national technology company, where he led a global team responsible for engineering, service operations and strategy in telecommunications services and applications. From September 2009 to October 2012, Mr. Serafin served as General Manager at Tellme Networks, Inc., a telephone-based applications provider, following its acquisition by Microsoft Corporation. Mr. Serafin holds a B.S. from Brigham Young University.
We believe that Mr. Serafin is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our Chief Executive Officer and prior President and Chief Operating Officer.
Chris Beckstead. Mr. Beckstead has served as our President since July 2020. Mr. Beckstead previously served as our Chief Operating Officer from January 2019 to July 2020. Mr. Beckstead joined Qualtrics in January 2013 as our Head of Finance and served in senior leadership positions until his appointment as Chief Operating Officer. Prior to Qualtrics, Mr. Beckstead held leadership positions at TE Connectivity Ltd. and ADC Telecommunications Inc. Mr. Beckstead holds an MBA from the University of Texas at Austin and a B.S. in Electrical Engineering from Brigham Young University.
Mr. Beckstead serves as a non-voting board observer. See “—Board Observer.”

Rob Bachman. Mr. Bachman has served as our Chief Financial Officer since January 2019. Mr. Bachman joined Qualtrics in September 2013 as our Corporate Controller and was promoted to Director of Finance in April 2015. From August 2003 to September 2013, Mr. Bachman served in various roles at Ernst & Young, most recently as a Senior Manager in assurance services. Mr. Bachman holds an M.S. and B.S. in accounting from Brigham Young University.
John Thimsen. Mr. Thimsen has served as our Chief Technology Officer since January 2019. Mr. Thimsen joined Qualtrics in February 2015 as Sr. Director of Engineering and was promoted to VP and Head of Engineering in January 2016. From October 2005 to January 2015, Mr. Thimsen served in various roles at Amazon, most recently as a founding member and Director of Engineering for Amazon Echo from September 2011 to January 2015, where he was responsible for building the cloud-services powering Alexa. Mr. Thimsen holds a B.S. in Computer Engineering from the University of Washington.
Bill McMurray. Mr. McMurray has served as our Chief Revenue Officer since May 2020, and prior to that as our Managing Director – Asia Pacific & Japan, where he was responsible for establishing and growing the APJ Region, since September 2014. Mr. McMurray holds a B.Ec from The University of Adelaide.
Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.
Non-Employee Directors
Egon Durban. Mr. Durban has served as a member of our board of directors since February 2021. He joined Silver Lake, a global private equity firm, in 1999 as a founding principal and is currently its Co-Chief Executive Officer. Mr. Durban has served on the board of directors of several public companies, including Dell Technologies Inc. since January 2013; Motorola Solutions, Inc. since August 2015; VMware, Inc., a majority-owned subsidiary of Dell, since September 2016; Unity Software Inc. since June 2017; and Twitter, Inc. since March 2020. Mr. Durban also currently serves on the board of directors of several privately held companies, including City Football Group, Learfield IMG College, UFC, Verily and Waymo, and serves as Chairman of the board of directors of Endeavor Group Holdings. Previously, he served on the board of directors of SecureWorks, Intelstat, Pivotal Software, MultiPlan, and Skype; was Chairman of Skype’s operating committee; and served on the supervisory board and operating committee of NXP. Mr. Durban currently serves on the Business Council and Business Roundtable. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban holds a B.S.B.A. in Finance from Georgetown University.
We believe that Mr. Durban is qualified to serve as a member of our board of directors due to his significant financial expertise and extensive experience serving as a board member to public and private companies within the software industry.
Sindhu Gangadharan. Ms. Gangadharan has served as a member of our board of directors since December 2020. She is the Senior Vice President and Managing Director of SAP Labs India and has served in such role since September 2019 where she is responsible for SAP’s Research & Development facilities in Bangalore, Pune, Mumbai, Hyderabad and Gurgaon. Ms. Gangadharan joined SAP in 1999, when SAP Labs India set up its operations in Bangalore. She has served as Head for Intelligent Enterprise Program from May 2018 to August 2019, Vice President and Head for Product Management SAP Cloud Platform IoT, Integration and Process from August 2016 to February 2018, and Chief Product Owner for On Premise Integration Technologies and SAP HANA Cloud Integration from June 2011 to July 2016. Ms. Gangadharan has been a member of each of the NASSCOM Executive Council and of the Steering committee of the Indo-German Chamber of Commerce since November 2019. Ms. Gangadharan has also served on the board of directors of Titan Industries Ltd as an independent director and as a member of the board nomination and remuneration committee and audit committee since June 2020. Ms. Gangadharan holds a Bachelor’s degree in Computer Science from Bangalore University.
We believe that Ms. Gangadharan is qualified to serve as a member of our board of directors due to her significant management experience in technological research and development and service on the board of directors, and various board committees, of a publicly traded company.

Paula Hansen. Ms. Hansen has served as a member of our board of directors since December 2020. She is the Senior Vice President and Chief Revenue Officer of SAP Customer Experience. Prior to joining SAP in such role in February 2019, Ms. Hansen held several leadership positions with Cisco Systems, Inc. Most recently she served as Vice President for Cisco’s Global Enterprise business from August 2016 to February 2019, and she was the Vice President for Cisco’s U.S. Enterprise West business from October 2015 to July 2016. Ms. Hansen holds a Bachelor of Science degree in Electrical Engineering from the Virginia Polytechnic Institute and State University.
We believe that Ms. Hansen is qualified to serve as a member of our board of directors due to her extensive business experience as an executive in multiple roles at various publicly traded companies and knowledge of the industry in which we operate.
Christian Klein. Mr. Klein has served as a member of our board of directors since December 2020. He is Chief Executive Officer, Chief Operating Officer and member of the Executive Board of SAP. In October 2019, Mr. Klein was appointed Co-CEO of SAP; and in April 2020, he was appointed sole CEO. Mr. Klein was named Chief Operating Officer of SAP in April 2016 after serving as Chief Controlling Officer since July 2015. Mr. Klein has also served in various other roles at SAP, including within Active Global Support Operations, Services Operations, Global Controlling and as Chief Financial Officer of SAP. Mr. Klein also serves on the supervisory board of adidas AG. Mr. Klein holds a diploma in International Business Administration from the University of Cooperative Education in Mannheim, Germany.
We believe that Mr. Klein is qualified to serve as a member of our board of directors due to the perspective, experience and leadership he brings from his multiple roles as an executive, including his role as chief executive officer, and director of a global enterprise software company, and his expertise within the software industry.
Luka Mucic. Mr. Mucic has served as a member of our board of directors since October 2020. He is Chief Financial Officer and a member of the Executive Board of SAP and he has served in this function since July 2014. Prior to assuming such roles, Mr. Mucic served in various roles within the SAP organization, including as head of Global Finance from July 2013 to July 2014, Chief Financial Officer for Global Customer Operations and head of Global Field Finance from May 2012 to June 2013 and as the Chief Financial Officer of SAP’s DACH region (Germany, Austria, and Switzerland) and SAP Deutschland AG & Co. KG from March 2008 to April 2012. Mr. Mucic also serves on the supervisory board of HeidelbergCement AG. Mr. Mucic holds a joint executive MBA from ESSEC, France, and Mannheim Business School, Germany, and a university degree in law from the University of Heidelberg, Germany. He has completed the second legal state examination in Germany.
We believe that Mr. Mucic is qualified to serve as a member of our board of directors due to his extensive experience as an executive in publicly traded companies, significant financial expertise and knowledge of the industry in which we operate.
Donald (DJ) Paoni. Mr. Paoni has served as a member of our board of directors since January 2021. He is the President of SAP North America and has served in this role since July 2017. Since joining SAP North America in 1996 and prior to becoming its President, Mr. Paoni has served in various roles, including as the Managing Director for SVP Midwest from April 2015 to July 2017. Mr. Paoni holds an MBA from the Kellogg School of Management at Northwestern University and a B.A. from University of Illinois Urbana-Champaign.
We believe that Mr. Paoni is qualified to serve as a member of our board of directors due to the perspective, experience and leadership he brings from his multiple roles as an executive, including his role as President of the North America division of a global enterprise software company, and his expertise within the software industry.
Kelly Steckelberg. Ms. Steckelberg has served as a member of our board of directors since February 2021. She has been the Chief Financial Officer of Zoom Video Communications, Inc. since November 2017. Prior to joining Zoom, Ms. Steckelberg was the Chief Executive Officer of Zoosk, Inc. between January 2015 and June 2017, after having held positions at Zoosk of Chief Financial Officer from March 2011 to December 2014 and Chief Operating Officer from May 2012 to December 2014. She was also a member of the board of directors and a member of the audit committee of the Episcopal Community Services of San Francisco, a non-profit organization for homeless service in San Francisco, California between June 2015 and December 2017. Ms. Steckelberg has an MPA and a B.B.A. degree in Accounting from The University of Texas at Austin.

We believe that Ms. Steckelberg is qualified to serve as a member of our board of directors due to the perspective and leadership she brings from her role as an executive in a publicly traded company as well as her extensive experience and financial expertise.
Code of Business Conduct and Code of Ethics
Our board of directors has adopted SAP’s code of business conduct, which applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Our board of directors has also adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of SAP’s code of business conduct and our code of ethics are posted on the investor relations page on our website at qualtrics.com/investors under “Governance.” We intend to disclose any amendments to our code of ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors is composed of nine members, two of whom qualify as “independent” under the listing standards of Nasdaq. Given that we were a wholly owned subsidiary of SAP until our initial public offering and the investment by Q II, LLC (discussed below), our board of directors held one meeting during fiscal year 2020. Each director attended at least 75% of all meetings of our board of directors and the committees on which he or she served that were held during fiscal year 2020. Under our corporate governance guidelines, directors are expected to spend the time and effort necessary to properly discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board of directors, and all meetings of the committees on which they serve.
Board Leadership Structure
Ryan Smith, our co-founder and director, serves as Executive Chair, presides over meetings of our board, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our board. Mr. Smith brings valuable insight to our board due to the perspective and experience he has as our co-founder and former Chief Executive Officer.
Controlled Company
SAP controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. As a “controlled company,” certain exemptions under the Nasdaq listing standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:
•that a majority of our board of directors consists of “independent directors,” as defined under the rules of Nasdaq;
•that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These exemptions do not modify the independence requirements for our audit committee, and we expect that all members of our audit committee will be independent within one year of the effective date of the registration statement related to our initial public offering, in accordance with the transition periods provided under Nasdaq listing standards and SEC rules and regulations for newly public companies. See “—Committees of the Board of Directors—Audit Committee.”
Director Independence
Our board of directors has undertaken a review of the independence of each director who is not an employee of Qualtrics or SAP. Based on information provided by each such director concerning his or her background, employment and affiliations, our board of directors has determined that Egon Durban and Kelly Steckelberg do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them, if any, described in the section titled “Certain Relationships and Related Party Transactions.”
Our Board’s Role in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business, operational, cybersecurity, legal, regulatory, compliance and reputational risks. We have designed and implemented policies that govern the process by which we assess our exposure to risk. Our management team is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. The risk oversight process includes receiving regular reports from members of senior management to enable our board of directors to understand our risk assessment, risk management and risk mitigation strategies with respect to areas of potential material risk. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.
Our board of directors believes that open communication between our management team and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer, President and other members of the senior management team at quarterly meetings of our board of directors, as well as at such other times as they deem appropriate, where, among other topics, they discuss major risk exposures, their potential impact on our business, and the steps we take to manage them.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk assessment and risk management in the areas of internal control over financial reporting, internal controls and procedures, and legal and regulatory compliance, and discusses policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial and accounting risk exposures and the steps our management team has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with our board of directors’ organization, membership, and structure and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Risks Related to Compensation Policies and Practices
As part of its oversight function, our board of directors, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors. Our board of directors has adopted a written charter for each of these committees, which are available on the investor relations page on our website at qualtrics.com/investors under “Governance.”
Audit Committee
Our audit committee consists of Egon Durban, Kelly Steckelberg and Luka Mucic, with Kelly Steckelberg serving as Chair. Egon Durban and Kelly Steckelberg meet the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Egon Durban is the Co-Chief Executive Officer of Silver Lake. While Silver Lake owns more than 10% of the outstanding shares of our Class A common stock and therefore falls outside the “safe harbor” provision from affiliate status set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act, the shares owned by Silver Lake represent less than 1% of the combined voting power of our common stock, and our board of directors has determined that Silver Lake is not an affiliate of us for purposes of Rule 10A-3(b) under the Exchange Act. Luka Mucic is Chief Financial Officer and a member of the Executive Board of SAP, our controlling stockholder and an affiliate of us. As such, he is not independent under the Nasdaq listing standards or Rule 10A-3(b) under the Exchange Act and is expected to serve on our audit committee only during the transition period available for newly public companies. Each member of our audit committee also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. In addition, our board of directors has determined that Kelly Steckelberg is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. We intend to comply with the listing requirements of Nasdaq regarding the composition of our audit committee within the transition period for newly public companies. Our audit committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helps to ensure the independence and performance of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management;
•reviews related party transactions; and
•approves or, as required, pre-approves, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our audit committee reviews the charter annually. No audit committee meetings were held during fiscal year 2020 because our audit committee was established in connection with our initial public offering in January 2021.
Compensation Committee
Our compensation committee consists of Ryan Smith, Christian Klein and Luka Mucic, with Christian Klein serving as Chair. As a “controlled company,” our compensation committee is not required to be comprised of entirely independent directors. Our compensation committee, among other things:
•reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;
•recommends compensation for non-employee directors;
•administers our equity compensation plans;
•reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and
•establishes and review general policies relating to compensation and benefits of our employees.
Subject to the terms of our compensation plans and the consent of the holders of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our amended and restated certificate of incorporation, our compensation committee has discretion to determine the amount, form, structure and implementation of compensation payable to our employees and executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our compensation committee reviews the charter annually. No compensation committee meetings were held during fiscal year 2020 because our compensation committee was established in connection with our initial public offering in January 2021.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Zig Serafin, Luka Mucic and Sindhu Gangadharan, with Luka Mucic serving as Chair. As a “controlled company,” our nominating and corporate governance committee is not required to be comprised of entirely independent directors. Our nominating and corporate governance committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluates the performance of our board of directors and of individual directors;
•considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•reviews developments in corporate governance practices;
•evaluates the adequacy of our corporate governance practices and reporting; and
•develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our nominating and corporate governance committee reviews the charter annually. No nominating and corporate governance committee meetings were held during fiscal year 2020 because our nominating and corporate governance committee was established in connection with our initial public offering in January 2021.

Identifying and Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for identifying and evaluating candidates for nomination to our board, including candidates recommended by our stockholders, in accordance with the principles in the committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through any means that the committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee will evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.
Our nominating and corporate governance committee may use a variety of methods for identifying and evaluating director nominees and may consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee may consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee may consider include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments. Although our board does not maintain a specific policy with respect to board diversity, our board believes that our board should be a diverse body, and our nominating and corporate governance committee may consider a broad range of backgrounds and experiences.
Our nominating and corporate governance committee may also consider whether nominees have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Our nominating and corporate governance committee may also consider whether nominees have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Our nominating and corporate governance committee may also consider whether nominees have sufficient time available to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend, and participate in all meetings of our board and applicable committee meetings. There are no stated minimum criteria for director nominees, although our nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.
Stockholder Recommendations
Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee by sending a notice to Qualtrics International Inc., Attn: Corporate Secretary, 333 W River

Park Drive, Provo, Utah 84604. Any such recommendation should include the information required by our amended and restated bylaws. Our nominating and corporate governance committee will review all stockholder nominations properly submitted pursuant to our amended and restated bylaws, determine whether the nomination was submitted in a timely manner and whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to our board of directors appropriate action on each such nomination.
Stockholder and Interested Party Communications
Stockholders and other interested parties may communicate with our board as a group, the non-employee directors or specific directors by mail addressed to: Board of Directors, c/o Qualtrics International Inc., 333 W River Park Drive, Provo, Utah 84604, Attn: Corporate Secretary. The mailing envelope should also clearly indicate whether the communication is intended for our board as a group, the non-employee directors or a specific director.
Our Corporate Secretary, in consultation with appropriate members of our senior management, as necessary, will review all incoming communications and, if appropriate, all such communications will be delivered to the applicable director or group of directors. The Corporate Secretary will generally not forward communications that are simple administrative requests that are appropriately addressed by the Corporate Secretary or that relate to matters that are of a type that are clearly improper or irrelevant to the functioning of our board or the business and affairs of the Company. If, in the judgment of the Corporate Secretary, any communication pertains to an accounting matter, such communication will be forwarded to the appropriate party as determined by our audit committee and addressed in the manner determined by our audit committee.
Non-Employee Director Compensation
In 2020, an employee of SAP America served as the sole member of our board of directors. Our 2020 director was not paid any compensation for her services as a director, did not receive any benefits or reimbursements and was not otherwise entitled to any perquisites in connection with this role.
Employee directors and non-employee directors who are employed by SAP or affiliated with Silver Lake receive no additional compensation for their services on our board of directors. Our remaining non-employee director is eligible to receive the following cash retainers and equity awards:

Annual Retainer for Board Membership
Annual service on the board of directors	$45,000
Additional Annual Retainer for Committee Chairs
Annual service as chair of the audit committee	$20,000
Annual service as chair of the compensation committee	$20,000
Annual service as chair of the nominating and corporate governance committee	$20,000
On the date of each of our annual meetings of stockholders (except for our first annual meeting after our initial public offering), each non-employee director who is not employed by SAP or affiliated with Silver Lake and who is re-elected to or is continuing on our board of directors after the annual meeting will be granted a restricted stock unit award having an aggregate grant date fair value of $150,000 (the “Annual Grant”). In addition, upon initial election to our board of directors, each new non-employee director who is not employed by SAP or affiliated with Silver Lake will be granted a one-time restricted stock unit award having an aggregate grant date fair value of $450,000 (the “Initial Grant”). The Annual Grant will vest in full on the first anniversary of the grant date, and the Initial Grant will vest in equal annual installments over three years.

Board Observer
In contemplation of our initial public offering, in 2020 we agreed to allow Chris Beckstead, our President, to attend all meetings of our board of directors as a non-voting observer for as long as he is our President. Mr. Beckstead receives no additional compensation for his service as a board observer. We have agreed to reimburse all reasonable out-of-pocket expenses incurred by Mr. Beckstead for his attendance at meetings of our board of directors.

EXECUTIVE COMPENSATION
Overview
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as defined in the rules promulgated under the Securities Act. This section provides an overview of the compensation provided to our named executive officers for the fiscal years ended December 31, 2019 and 2020, which is detailed in the Summary Compensation Table and accompanying footnotes and narrative that follow.
Our named executive officers in the fiscal year ended December 31, 2020 consisted of the two individuals who served as our Chief Executive Officer during that fiscal year and our two next most highly compensated executive officers:
•Ryan Smith, our current Founder and Executive Chair and former Chief Executive Officer;
•Zig Serafin, our current Chief Executive Officer and former President;
•John Thimsen, our Chief Technology Officer; and
•Bill McMurray, our Chief Revenue Officer.
Our executive compensation program is based on a pay for performance philosophy. Compensation for our executive officers in 2020 was composed primarily of the following main components: base salary; annual cash bonus; and equity-based incentives in the form of cash-settled RSUs denominated in shares of SAP (“SAP RSUs”). Our executive officers, like all full-time employees, are eligible to participate in our health, welfare and retirement benefit plans. As we continue our transition from a wholly owned subsidiary of SAP to a publicly traded company, under the direction of our compensation committee, we intend to evaluate our compensation philosophy and compensation plans and arrangements as circumstances require and in a manner consistent with our peers.
Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our named executive officers during the fiscal years ended December 31, 2019 and 2020.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($) (2)		Nonequity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Ryan Smith	2020	500,000	—		—		—	9,000	509,000
Founder and Executive Chair	2019	520,833	3,300		142,333,345	(1)	—	12,000	142,869,478
Zig Serafin (5)	2020	500,000	—		—		285,390	11,875	797,265
Chief Executive Officer
John Thimsen	2020	500,000	—		—		190,260	—	690,260
Chief Technology Officer	2019	516,667	1,500		2,000,621		309,200	8,000	2,835,988
Bill McMurray (6)	2020	559,441	675,200	(7)	1,502,556	(8)	751,661	14,929	3,503,787
Chief Revenue Officer	2019	356,334	436,812		3,000,986		428,057	14,197	4,236,386
________________
(1)    In connection with the SAP Acquisition, 4.5 million RSUs granted to Mr. Smith in September 2018 as a founder grant were cancelled. Related to these RSUs being cancelled, in January 2019, 4.07 million RSUs were granted to Mr. Smith, which vest contingent upon his continuing employment over a two-year earn-out period.
(2)    The amounts reported represent the grant date fair value of the Qualtrics Rights (as defined below) and SAP RSUs awarded to the named executive officer in the fiscal years ended December 31, 2019 and 2020, as calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used to calculate the value of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on March 9, 2021. The amounts reported in this column do not correspond to the actual economic value that may be received by the named executive officers upon vesting of these awards or the sale of the underlying shares of common stock. In connection with our initial public offering, all of our executive officers exchanged all of their Qualtrics Rights and SAP RSUs for awards with underlying shares of our Class A common stock. A description of the exchange offer is included below under the heading “—Narrative to the Summary Compensation Table—Equity Compensation.”
(3)    The amounts reported represent incentive bonuses paid based upon the achievement of certain performance objectives pursuant to our Shared Performance Bonus Plan for Messrs. Serafin and Thimsen. The amount reported for Mr. McMurray includes commission payments pursuant to his 2020 sales plans, totaling AU$1,074,876 ($751,661, based on the exchange rates described in footnote 6 below).
(4)    The amounts reported represent company-paid 401(k) plan contributions for Messrs. Smith, Serafin and Thimsen during the fiscal year, which we provided to all of our 401(k) plan eligible U.S. employees on the same basis, and company-paid contributions to Mr. McMurray’s defined contribution plan during the fiscal year, which we provided to all eligible employees in Australia on the same basis.
(5)    Mr. Serafin was appointed as our Chief Executive Officer in July 2020 and was not one of our named executive officers for the fiscal year ended December 31, 2019.
(6)    The amounts reported for Mr. McMurray were paid in Australian dollars and have been converted to U.S. dollars for reporting purposes. We used a fixed exchange rate of 1.38 Australian dollars to 1.00 U.S. dollar for payments made in 2019 and 1.43 Australian dollars to 1.00 U.S. dollar for payments made in 2020, which were the exchange rates as of December 31, 2019 and 2020, respectively, as determined by our financial planning and analysis group. For consistency of reporting, this is the same exchange rate used by our financial planning and analysis group for financial reporting and for determining commission and salary payments.
(7)    The amount reported represents the following: a discretionary experience bonus in the amount of AU$2,800 ($1,958, based on the exchange rate described in footnote 6 above); a retention bonus payment of AU$600,000 ($419,580, based on the exchange rate described in footnote 6 above); a one-time bonus payment in the amount of AU$5,251 ($3,672, based on the exchange rate described in footnote 6 above); and a payment in the amount of AU$357,486 ($249,990, based on the exchange rate described in footnote 6 above), which was provided as a bonus payment after we reached the maximum employer contribution limit to Mr. McMurray’s defined contribution plan.
(8)    Converted from Euros into U.S. dollars using a fixed exchange rate of .89 Euro to 1.00 U.S. dollar, which was the exchange rate as of December 31, 2020, as determined by our financial planning and analysis group. For consistency of reporting, this is the same exchange rate used by our financial planning and analysis group for financial reporting and for determining commission and salary payments.
Narrative to Summary Compensation Table
Prior to our initial public offering, SAP management was responsible for determining the compensation of our executive officers. Following our initial public offering, our compensation committee is primarily responsible for determining the compensation for our named executive officers. Our compensation committee has the authority to engage the services of a consulting firm or other outside advisor to assist it in designing our executive compensation programs and in making compensation decisions. Since August 2020, Qualtrics has retained the services of Compensia, Inc. (“Compensia”) as its external compensation consultant to advise on executive compensation matters, including our overall compensation program design and collection of market data to inform our compensation programs for our executives and members of our board of directors. Our compensation committee has reviewed various reports and materials produced by Compensia. Our compensation committee has assessed Compensia’s independence consistent with Nasdaq listing standards and concluded that the engagement of Compensia did not raise any conflict of interest.
Base Salaries
For the year ended December 31, 2020, the annual base salaries for each of Messrs. Smith, Serafin, Thimsen and McMurray were $500,000, $500,000, $500,000, and $559,441, respectively.
Annual Bonuses
During the fiscal year ended December 31, 2020, we maintained the Shared Performance Bonus Plan (the “SPB”). Each of our named executive officers (other than Messrs. Smith and McMurray) was eligible to receive an annual bonus based on our achievement of certain performance goals, consisting of bookings and renewal rate. For

2020, the target annual bonuses for Messrs. Serafin and Thimsen were equal to $300,000 and $200,000, respectively. Based on our achievement of the relevant performance goals under the SPB during 2020, the bonuses were calculated to be paid at 95.13% of target for all participating employees, including each of Messrs. Serafin and Thimsen. The SPB is further described below under the heading “—Employee Benefits.”
In 2020, each of our named executive officers was eligible to receive a discretionary experience bonus, available to all of our full-time employees who provided at least 12 months of services to Qualtrics. For 2020, the discretionary experience bonus was paid to Mr. McMurray in the amount of $1,958. In addition, Mr. McMurray was eligible to earn commission payments and a retention bonus. In 2020, he received commission payments based on his attainment of 134% of his assigned quota target for the year. Mr. McMurray also received retention bonus payments of $419,580 in 2020.
Equity Compensation
We believe that equity-based compensation awards provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. During the fiscal years ended December 31, 2019 and 2020, our named executive officers were granted cash-settled SAP RSUs that fluctuate in accordance with the value of SAP’s share price, as shown in more detail in the “Outstanding Equity Awards at Fiscal 2020 Year-End” table. The SAP RSUs granted to Mr. Smith in 2019 were granted in connection with the closing of the SAP Acquisition and related to the cancellation of his founder grants and vest over a two-year period following the SAP Acquisition, with 25% of the award vesting six months after the vesting commencement date and the remaining 75% vesting quarterly in six equal installments thereafter. The SAP RSUs granted to Mr. Thimsen in 2019 and Mr. McMurray in 2019 and 2020 vest over three years, with one-third of the RSUs vesting upon the first anniversary of the grant date and one-third of the SAP RSUs vesting on the second and third anniversaries thereafter, subject to the named executive officer’s continuous service through each such date.
Prior to the SAP Acquisition, we granted equity-based compensation awards to our executives, including our named executive officers, pursuant to the terms of our 2014 Stock Option and Grant Plan (the “2014 Plan”). In connection with the SAP Acquisition, SAP exchanged unvested RSUs, restricted share awards and stock options granted under the 2014 Plan and held by Qualtrics employees into cash-settled awards (“Qualtrics Rights”). If the original awards granted under the 2014 Plan were granted before January 1, 2018, or if the original awards granted under the 2014 Plan were granted as options, each Qualtrics Right received in the SAP Acquisition as a replacement award has a fixed value of approximately $35.00 per share, which was SAP’s consideration per share at the time of the SAP Acquisition; provided, that the fixed amount would be reduced by the original exercise price for any Qualtrics Rights that were originally granted as options under the 2014 Plan. If the original awards granted under the 2014 Plan were granted after January 1, 2018 and were not granted as options, the Qualtrics Rights received as replacement awards were denominated in SAP shares based on an exchange ratio determined at the time of the SAP Acquisition using the five-day average price of SAP stock for the period immediately preceding the consummation of the SAP Acquisition. The amount to be realized by the holders of these Qualtrics Rights was based on the average price of SAP stock over the five trading days ending on the trading day immediately before the applicable vesting date. Qualtrics Rights continued to vest at the originally agreed upon vesting dates, including for our named executive officers.
Following the SAP Acquisition, Qualtrics employees were eligible to participate in equity-based compensation plans administered by SAP and have been granted SAP RSUs, which were to be settled in cash at the time of vesting.
In connection with our initial public offering, we conducted a voluntary exchange offer pursuant to which we offered our eligible employees, including our named executive officers, the ability to exchange their existing Qualtrics Rights and SAP RSUs for awards with underlying shares of our Class A common stock. All of our executive officers elected to tender their Qualtrics Rights and SAP RSUs in the exchange offer and, accordingly, exchanged all of their Qualtrics Rights and SAP RSUs for awards with underlying shares of our Class A common stock. Such awards with underlying shares of our Class A common stock continue to vest at the originally agreed upon vesting dates for the exchanged Qualtrics Rights and SAP RSUs.

Outstanding Equity Awards at Fiscal 2020 Year-End
The following table sets forth information regarding outstanding equity-based compensation awards held by our named executive officers as of December 31, 2020:

			Stock Awards (1)
Name	Grant Date	Vesting Commencement Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)
Ryan Smith	09/07/2018	08/01/2018	417,418	(2)(3)	50,287,144	(8)
Founder and Executive Chair	01/23/2019	01/23/2019	171,465	(2)(4)	20,656,716	(8)
Zig Serafin	10/27/2016	10/18/2016	328,875	(2)(5)	34,121,907	(9)
Chief Executive Officer
John Thimsen	07/24/2018	01/01/2020	75,894	(2)(6)	9,143,095	(8)
Chief Technology Officer	03/10/2019	03/10/2019	12,321	(7)	1,484,334	(8)
Bill McMurray	03/10/2019	03/10/2019	18,482	(7)	2,226,562	(8)
Chief Revenue Officer	06/10/2020	06/10/2020	11,248	(7)	1,355,068	(8)
________________
(1) All of the awards listed for Messrs. Smith and Serafin in the table above represent awards granted under our 2014 Plan, with certain of Mr. Smith’s awards granted in connection with the SAP Acquisition, as described in footnote 4 below. The awards listed for Mr. Thimsen represent awards granted under both our 2014 Plan and under certain SAP equity-based compensation plans, and all of the awards listed for Mr. McMurray represent awards granted under certain SAP equity-based compensation plans. In connection with our initial public offering, all of our executive officers exchanged all of their Qualtrics Rights and SAP RSUs for awards with underlying shares of our Class A common stock. A description of the exchange offer is included above under the heading “—Narrative to the Summary Compensation Table—Equity Compensation.”
(2) The unvested units reported represent Qualtrics Rights that converted from Qualtrics awards to SAP awards in accordance with the terms agreed at the time of the SAP Acquisition.
(3) These RSUs vest over a five-year period following the vesting commencement date, with 20% of the award vesting on the first anniversary of the vesting commencement date and the remaining 80% vesting quarterly in sixteen equal installments thereafter, subject to Mr. Smith’s continuing employment over such five-year period.
(4) In connection with the SAP Acquisition, 4.5 million RSUs granted to Mr. Smith in September 2018 as a founder grant were cancelled. Related to these RSUs being cancelled, in January 2019, 4.07 million RSUs were granted to Mr. Smith, which vest contingent upon his continuing employment over a two-year earn-out period. These RSUs vest over a two-year earn-out period following the vesting commencement date, with 25% of the award vesting six months after the vesting commencement date and the remaining 75% vesting quarterly in six equal installments thereafter.
(5) The unvested units reported represent Qualtrics Rights that entitle Mr. Serafin the right to receive, upon each applicable vesting date, an amount in cash equal to approximately $35 multiplied by the number of units vesting as of that date. The units vest over a six-year period following the vesting commencement date, with 1/6 of the award vesting on the first anniversary of the vesting commencement date and the remaining 5/6 vesting quarterly in twenty equal installments thereafter, subject to Mr. Serafin’s continuing employment over such six-year period.
(6) These RSUs vest over a three-year period following the vesting commencement date in twelve equal quarterly installments starting one quarter after the vesting commencement date, subject to Mr. Thimsen’s continuing employment over such three-year period.
(7) These RSUs vest over three years, with one-third of the RSUs vesting upon the first anniversary of the grant date and one-third of the RSUs vesting on the second and third anniversaries thereafter, subject to the named executive officer’s continuing employment through each such date.
(8) The values reported are based on SAP’s closing share price as of December 30, 2020, converted from Euros into U.S. dollars, multiplied by the number of outstanding RSUs as of December 31, 2020. We used a fixed exchange rate of .89 Euro to 1.00 U.S. dollar, which was the exchange rate as of December 31, 2020, as determined by our financial planning and analysis group. For consistency of reporting, this is the same exchange rate used by our financial planning and analysis group for financial reporting and for determining commission and salary payments.
(9) The value reported is based on an amount of approximately $35 multiplied by the number of outstanding units as of December 31, 2020.

Executive Employment Arrangements
We have entered into employment agreements with Messrs. Ryan Smith and Zig Serafin.
Ryan Smith
On January 7, 2021, we entered into an employment agreement with Mr. Ryan Smith, our Founder and Executive Chair. The employment agreement provides for Mr. Smith’s at-will employment and includes a four-year term, with automatic successive one-year renewal periods, and sets forth his initial annual base salary of $500,000, as well as his eligibility to participate in our benefit plans generally. Pursuant to Mr. Smith’s employment agreement, he received an RSU award representing 18,000,000 shares of our Class A common stock (the “IPO RSUs”) on January 28, 2021. Of the IPO RSUs: (1) two-thirds will be subject to time-based vesting, with 25% vesting on February 1, 2022 and ratably thereafter for twelve quarters, such that this portion of the IPO RSUs will be fully vested on the fourth anniversary of their vesting commencement date; and (2) the remaining one-third will vest and settle in four equal annual installments based on the achievement of certain performance conditions, as established by our board of directors and measured annually, with vesting of 100% of each installment in the event that the performance targets are achieved and ratable downward adjustments in the event that the performance targets are not achieved, with such portion of the award, the PRSUs. Commencing in 2022, Mr. Smith will also have the possibility to participate in additional grants under the 2021 Plan, under the same conditions applying at the point of any such grants.
Subject to the execution and effectiveness of a release of claims in favor of us, Mr. Smith’s employment agreement provides that if his employment is terminated by us without “cause” or if he resigns for “good reason” (other than in connection with a “change in control,” with each term as defined in his employment agreement), he will be entitled to receive severance equal to: (1) an amount equal to twelve months of his base salary; (2) reimbursement for health insurance premiums for him and his eligible dependents for the twelve-month period immediately following his termination; and (3) full acceleration and vesting of the IPO RSUs, using actual performance levels for the fiscal year preceding the termination date to determine any portion of his awards that are PRSUs. In addition, Mr. Smith’s employment agreement contains restrictive covenant provisions, including a twelve-month post-termination non-competition period and a 24-month post-termination non-solicitation period, as well as standard confidentiality and intellectual property assignment provisions, including a three-year post-termination confidentiality provision.
Zig Serafin
On January 7, 2021, we entered into an employment agreement with Mr. Zig Serafin, our Chief Executive Officer. Mr. Serafin’s employment agreement is substantially similar to that of Mr. Smith and provides that Mr. Serafin’s initial base salary will be $500,000 and he will no longer be eligible for an annual cash bonus. Pursuant to Mr. Serafin’s employment agreement, he received an RSU award representing 18,000,000 shares of our Class A common stock (the “IPO RSUs”) on January 28, 2021. Mr. Serafin’s IPO RSUs are subject to the same terms and conditions, including with respect to vesting and performance, as Mr. Smith’s IPO RSUs. Mr. Serafin’s employment agreement also provides the possibility to participate in additional grants under the 2021 Plan commencing in 2022.
Subject to the execution of a release of claims in favor of us, upon Mr. Serafin’s termination by us without “cause” or upon his resignation for “good reason” (other than in connection with a “change in control,” with each term as defined in his employment agreement), Mr. Serafin is entitled to the same severance benefits that are set forth in Mr. Smith’s employment agreement. Mr. Serafin’s employment agreement also contains restrictive covenant provisions, including a twelve-month post-termination non-competition period and a 24-month post-termination non-solicitation period, as well as standard confidentiality and intellectual property assignment provisions.
Executive Change in Control Severance Plan
In connection with our initial public offering, in January 2021, we adopted an executive change in control severance plan (the "Change in Control Plan"), for the members of our senior leadership team, including our executive officers. Under the Change in Control Plan, eligible executives who are terminated without “cause” or who resign for “good reason” within two years after a “change in control” (each term as defined in the Change in

Control Plan) are, subject to the execution and effectiveness of a separation agreement and release of claims, entitled to receive severance calculated as follows: (1) a lump sum payment equal to the sum of (x) one times the executive’s annual base salary and (y) one times the executive’s target bonus for the calendar year in which the date of termination occurs; and (2) accelerated vesting of all outstanding equity-based compensation awards of the company held by the executive as of the termination date. In addition, upon eligibility for, and timely election of, coverage, the Change in Control Plan provides for reimbursement to an executive of the cost of premiums paid for continued health coverage until the earliest to occur of: (1) twelve months; (2) the date upon which the executive becomes eligible for coverage under an insurance plan of a subsequent employer; or (3) the date the executive or his or her dependents cease to be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. The Change in Control Plan also includes a standard cooperation covenant that extends for two years following an executive’s applicable termination of employment.
John Thimsen
On August 22, 2018, we entered into an employment agreement with Mr. Thimsen, who currently serves as our Chief Technology Officer. The employment agreement provides for Mr. Thimsen’s at-will employment and sets forth bi-monthly payment of his compensation as well as his eligibility to participate in our benefit plans generally. The employment agreement also contains restrictive covenant provisions, including standard non-solicitation and non-competition provisions that apply during the period of Mr. Thimsen’s employment and for a twelve-month period thereafter, as well as standard confidentiality and intellectual property assignment provisions.
Bill McMurray
As of December 31, 2019, we had not entered into an employment agreement or offer letter with Mr. McMurray, but we had communicated with Mr. McMurray regarding his 2019 compensation. Mr. McMurray’s 2019 compensation was paid at a base salary rate of AU$500,000, which was an increase from the prior year and became effective as of January 16, 2019 (approximately $362,319 at the 2019 exchange rate of 1.38 Australian dollars per U.S. dollar), with an annual variable compensation opportunity of the same amount and a fixed retention bonus of AU$150,000 each quarter (approximately $108,696 at the 2019 exchange rate of 1.38 Australian dollars per U.S. dollar), each effective as of January 1, 2019. Effective May 18, 2020, we entered into an offer letter with Mr. McMurray, who currently serves as our Chief Revenue Officer. The offer letter provides for Mr. McMurray’s promotion to his position as Chief Revenue Officer and sets forth an increase in his annual salary from AU$500,000 to AU$950,000 (approximately $664,336 at the 2020 exchange rate of 1.43 Australian dollars per U.S. dollar), effective May 18, 2020. Mr. McMurray’s offer letter also provides that he would be nominated to receive an RSU award with a grant date value of $1,500,000 under an equity-based compensation plan administered by SAP, made in Euros as of the grant date and subject to (1) requisite approval and (2) his commencement of, and continued employment through, the grant date. The equity-based compensation plans administered by SAP are described below under the heading “—Equity-Based Compensation Prior to the Offering.” Mr. McMurray’s offer letter further provides that he will be nominated to receive an RSU award in March 2021 with a grant date value of $1,000,000 to $1,500,000, depending on performance and equity budget availability. This award is also subject to his continued employment through the grant date. In addition, his offer letter provides for the continued payment of a cash retention bonus of AU$600,000 (approximately $419,580 at the 2020 exchange rate of 1.43 Australian dollars per U.S. dollar), paid quarterly through the end of 2021. Mr. McMurray’s offer letter also provides that upon his relocation to the U.S. in 2021, his base salary and variable compensation opportunity will be adjusted to $600,000 each, and he will be entitled to reimbursement of his reasonable relocation expenses.
Employee Benefits
Shared Performance Bonus Plan
We offer certain of our employees, including our executive officers, the opportunity to participate in our SPB, which is also described above under the heading “—Narrative to Summary Compensation Table.” The SPB provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets are related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

Our compensation committee selects corporate performance goals from among, but is not limited to, the following: achievement of billings, including subscription, research services, and professional services and other; renewal rate; achievement of cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); total stockholder returns; productivity; expense efficiency; margins; operating efficiency; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; corporate revenue; net retention rate; and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices, and/or (E) measured on a pre-tax or post-tax basis (if applicable).
Each executive officer who is selected to participate in the SPB has a target bonus opportunity set for each performance period. The bonus formulas are adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals are measured at the end of each performance period as the compensation committee determines. If the corporate performance goals and/or individual performance objectives are met, payments are made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The SPB also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deems appropriate to account for unforeseen factors beyond management’s control that affected corporate performance.
401(k) Plan
We offer eligible U.S. employees the opportunity to save for retirement on a tax-advantaged basis through a 401(k) plan. Since July 1, 2019, our 401(k) plan has been administered by SAP, with employer contributions funded by Qualtrics. Eligible employees are able to contribute up to 25% of their compensation to the 401(k) plan each pay period, and then we automatically make partial matching contributions of up to 4.5% of their compensation, up to a maximum employer contribution of $12,825 for 2020. The employer matching contributions partially vest after two years and fully vest after three years of employee service. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are tax advantaged.

EQUITY COMPENSATION PLAN INFORMATION
The Company did not have any equity compensation plans in effect as of December 31, 2020. The 2021 Qualtrics Employee Omnibus Equity Plan (the “2021 Plan”) and the 2021 Qualtrics Employee Stock Purchase Plan (the “ESPP”) became effective as of the day immediately preceding the effectiveness of the registration statement for our initial public offering in January 2021. We have initially reserved 89,829,390 shares of our Class A common stock, less the number of shares that would otherwise have been issued in connection with our voluntary exchange offer, but were not issued as a result of eligible employees’ election not to tender, under the 2021 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2021 Plan will be added back to the shares of Class A common stock available for issuance under the 2021 Plan. The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, and ending on (and including) January 1, 2031 by up to 5% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, as approved by the board of directors. We have initially reserved 12,000,000 shares of our Class A common stock under the ESPP. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022 and ending on (and including) January 1, 2030 by the lesser of 2% of the number of shares of our Class A common stock reserved for issuance under the ESPP, 1% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2021, for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock (by number or by voting power).
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership on 89,281,956 shares of our Class A common stock and 423,170,610 shares of our Class B common stock outstanding as of March 15, 2021. We have deemed shares of our common stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of March 15, 2021 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604.

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%
Named Executive Officers and Directors:
Ryan Smith (1)	6,324,325	7.1%	—	—	*	1.2%
Zig Serafin	—	—	—	—	—	—
John Thimsen (2)	64,447	*	—	—	*	*
Bill McMurray (3)	43,657	*	—	—	*	*
Egon Durban	—	—	—	—	—	—
Sindhu Gangadharan	—	—	—	—	—	—
Paula Hansen	—	—	—	—	—	—
Christian Klein	—	—	—	—	—	—
Luka Mucic	—	—	—	—	—	—
Donald J. Paoni	—	—	—	—	—	—
Kelly Steckelberg	—	—	—	—	—	—
All directors and executive officers as a group (13 persons) (4)	6,486,280	7.2%	—	—	*	1.3%
5% Stockholders:
SAP SE (5)	—	—	423,170,610	100.0%	97.9%	82.6%
SLP Quartz Aggregator, L.P. (6)	22,518,484	25.2%	—	—	*	4.4%
____________
*Represents less than one percent (1%).
† Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share.

(1) Consists of (i) 6,000,000 shares of Class A common stock held by Q II, LLC, an entity controlled by Mr. Smith, our Founder and Executive Chair and (ii) 324,325 shares of Class A common stock subject to RSUs held by Mr. Smith that have vested or will vest and that will settle within 60 days of March 15, 2021. The address for Q II, LLC is 105 South State Street #513, Orem, Utah 84058.
(2) Consists of 64,447 shares of Class A common stock subject to RSUs held by Mr. Thimsen that have vested or will vest and that will settle within 60 days of March 15, 2021.
(3) Consists of 43,657 shares of Class A common stock subject to RSUs held by Mr. McMurray that have vested or will vest and that will settle within 60 days of March 15, 2021.
(4) Consists of (i) 6,000,000 shares of Class A common stock held of record by our current directors, executive officers, and entities affiliated with our directors and executive officers, and (ii) 486,280 shares of Class A common stock subject to RSUs held by our directors and executive officers that have vested or will vest and that will settle within 60 days of March 15, 2021.
(5) Consists of 423,170,610 shares of Class B common stock held by SAP America, Inc., a wholly owned subsidiary of SAP SE. The address for SAP SE is Dietmar-Hopp-Allee 16, 69190 Walldorf, Federal Republic of Germany.
(6) Consists of 22,518,484 shares of Class A common stock held by SLP Quartz Aggregator, L.P. (“SLP Quartz”). SLP VI Aggregator GP, L.L.C. (“SLP VI GP”) is the general partner of SLP Quartz. Silver Lake Technology Associates VI, L.P. (“SLTA VI”) is the managing member of SLP VI GP. SLTA VI (GP), L.L.C. (“SLTA VI GP”) is the general partner of SLTA VI. Silver Lake Group, L.L.C. (“SLG”) is the managing member of SLTA VI GP. The address for each of these entities is Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Relationship with SAP and the Agreements Between SAP and Us
Acquisition of Qualtrics by SAP
We were acquired by SAP on January 23, 2019, pursuant to which SAP acquired all of our outstanding shares in an all cash transaction. As a result of the SAP Acquisition, and prior to our initial public offering and the Q II investment (as defined below), we operated as a wholly owned subsidiary of SAP.
Dividend to SAP America and Intercompany Indebtedness
In connection with our initial public offering, we declared a $2,392 million dividend on our common stock. The dividend was payable to holders of our common stock as of January 28, 2021. SAP America received the dividend in the form of two promissory notes, which we refer to as “Promissory note 1” and “Promissory note 2.” Q II waived its right to receive the dividend.
Promissory note 1 was issued with a principal amount of $1,892 million and interest rate of 0.14% compounded semi annually. $1,892 million, representing the principal balance and accrued interest was due and paid in full on February 1, 2021, the date of the closing of our initial public offering.
Promissory note 2 has a principal value of $500 million and matures upon the earlier of February 1, 2031 and the date on which we have received $500 million in net cash proceeds from primary public offerings of our Class A common stock. In addition, SAP America has the right to cause us to effect primary public offerings of our Class A common stock following the six-month anniversary of the initial public offering date if the price of our Class A common stock exceeds 125% of the initial public offering price (subject to our ability to defer such obligation under certain circumstances), and we expect any fees and expenses payable in connection with such offerings will be borne by us. Promissory note 2 may be repaid at our option in advance of its maturity date any time in whole or in part. Promissory note 2 bears an interest rate of 1.35%, compounded semi annually.
The dividend was declared to facilitate the return of capital from us to SAP America.
SAP as our Controlling Stockholder
SAP holds approximately 97.9% of the combined voting power of our outstanding common stock as of March 15, 2021. For as long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors, and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, SAP will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to SAP, including by written consent without a meeting and without prior notice to other shareholders.
Agreements Between SAP and Us
In February 2021, we entered into certain agreements with SAP governing various interim and ongoing relationships between us. These agreements include:
•a master transaction agreement;
•an administrative services agreement;
•a tax sharing agreement;
•an employee matters agreement;
•an intellectual property matters agreement;
•a distribution agreement;
•an insurance matters agreement;
•a stockholders’ agreement; and
•a real estate matters agreement.
We entered into these agreements with SAP in the context of our relationship with SAP as our parent company.
Master Transaction Agreement
The master transaction agreement contains key provisions relating to our transition to becoming a public company and our ongoing relationship with SAP. The master transaction agreement also contains agreements relating to the conduct of our initial public offering and related matters. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is three years after the first date on which SAP ceases to own shares representing the right to designate the majority of our board of directors. The provisions of the master transaction agreement related to our cooperation with SAP in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and SAP will survive indefinitely.
Future Distributions. Additionally, in the event SAP seeks to distribute all or any portion of our Class B common stock in a transaction that is intended to be tax-free for U.S. federal income tax purposes (a “Distribution”), we have agreed to cooperate, at our expense, with SAP to accomplish such Distribution and we have agreed to promptly take any and all actions necessary or desirable to effect such Distribution. SAP will determine, in its sole discretion, whether any Distribution shall occur, the date of such Distribution and the form, structure and all other terms of any transaction to effect such Distribution. A Distribution may not occur at all. At any time prior to completion of any Distribution, SAP may decide to abandon such Distribution, or may modify or change the terms of such Distribution, which could have the effect of accelerating or delaying the timing of such Distribution.
Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical Qualtrics business and operations, and generally will place on SAP the financial responsibility for liabilities associated with all of SAP’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and SAP each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to our general indemnification obligations described above relating to the current and historical Qualtrics business and operations, we agreed to indemnify SAP against liabilities arising from misstatements or omissions in the prospectus or the registration statement related to our initial public offering, except for misstatements or omissions relating to information that SAP provided to us specifically for inclusion in the prospectus or the registration statement. We will agreed to indemnify SAP against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to SAP specifically for inclusion in SAP’s annual or quarterly reports, but only to the extent that the information pertains to us or our business or to the extent SAP provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of SAP.
In addition to SAP’s general indemnification obligations described above relating to the current and historical SAP business and operations, SAP will indemnify us for liabilities under litigation matters related to SAP’s business and for liabilities arising from misstatements or omissions with respect to information that SAP provided to us specifically for inclusion in the prospectus or the registration statement related to our initial public offering. SAP also agreed to indemnify us against liabilities arising from information SAP provides to us specifically for inclusion in our annual or quarterly reports, but only to the extent that the information pertains to SAP or SAP’s business or to the extent we provide SAP prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction.
For liabilities arising from events occurring on or before our initial public offering, the master transaction agreement contains a general release. Under this provision, we will release SAP and its subsidiaries, successors and assigns, and SAP will release us and our subsidiaries, successors and assigns, from any liabilities arising from events between us on the one hand, and SAP on the other hand, occurring on or before the our initial public offering, including in connection with the activities to implement our initial public offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or other intercompany agreements or to specified ongoing contractual arrangements.
Compliance with SAP Policies. Under the master transaction agreement, we generally agree that we and all software and services provided or distributed by us will comply with certain SAP policies or equivalent policies that we adopt that are approved by SAP. Our chief compliance officer will be responsible for coordinating with and implementing the directive of the SAP personnel responsible for the subject matter of each such policy. We also agree to create our own policies with respect to matters not covered by SAP’s policies. Initially, we will leverage SAP’s training manuals and tracking systems; however, over time, we expect to create our own versions of such manuals and systems.
Accounting Matters. Under the master transaction agreement, we will agree, subject to applicable law, to use the same independent certified public accountants selected by SAP and to not change our fiscal year during the term of the master transaction agreement. We also agree to complete our audit and provide SAP with all financial and other information on a timely basis such that SAP may meet its deadlines for its U.S. and German reporting requirements.
Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including:
•adopting or implementing any stockholder rights plan or similar takeover defense measure;
•consolidating or merging with or into any other entity;
•permitting any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquiring the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one or more of our wholly owned subsidiaries are the only parties;

•issuing any stock or other equity securities except to our subsidiaries or pursuant to our initial public offering or to our employee benefit plans;
•conducting any business other than the business of enterprise software and related businesses;
•creating, incurring, assuming or permitting to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•making a loan or purchase debt securities in excess of $50 million;
•taking any actions to dissolve, liquidate or wind-up our company;
•declaring dividends on our stock;
•redeeming, purchasing or otherwise acquiring or retiring for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•entering into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amending, terminating or adopting any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
Administrative Services Agreement
Under the administrative services agreement, SAP will provide us with certain services, including consulting and professional services, design and development services, language and globalization services, support and maintenance services, sales and marketing services, data and application hosting services and data processing services, data protection and privacy services, information technology services, compliance services, human resources services, finance and administration services, legal services and facilities services. We will provide SAP with consulting services and professional services, support and maintenance services and information technology services. For such time as the administrative services agreement is in effect, SAP and Qualtrics may agree on additional services to be included in the administrative services agreement. SAP will provide services to us, and we will provide services to SAP, with substantially the same degree of skill and care as such services are performed within SAP or within Qualtrics, respectively. Each of SAP and Qualtrics will pay for the services rendered based on the number and total cost of the SAP employees or Qualtrics employees required to provide services, or as otherwise may be agreed.
We anticipate that the initial term of the administrative services agreement will last for three years from the consummation of our initial public offering and will be extended automatically for successive one year terms unless terminated by one of the parties. Prior to the end of each year during the initial term or the end of any subsequent renewal term, we will agree with SAP to adjust the scope and fees payable for services under the agreement, as necessary, to accurately reflect the level of services required. We have the right to terminate any of the services provided by SAP under the administrative services agreement at any time upon 60 days’ prior written notice of termination to SAP, and SAP has the right to terminate any of the services provided by us under the administrative services agreement at any time upon 60 days’ prior written notice of termination to us. The administrative services agreement may also be terminated in the event of a 30-day uncured material breach by the party receiving services, or upon a change of control which includes when SAP ceases to own at least 50% of the total voting power of our stock. Notwithstanding any termination of the administrative services agreement or of any service provided under the administrative services agreement, each party shall continue to provide consulting services and support and maintenance services necessary to enable the other party to perform under any customer contract whereby Qualtrics products or services are sold or otherwise distributed by such other party for the duration of the support term under the applicable customer contract.
Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify SAP with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of SAP. SAP will also be responsible for, and will indemnify us with respect to, its own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by our gross negligence, breach, bad faith or willful misconduct.
Tax Sharing Agreement
We entered into a tax sharing agreement with SAP, which governs SAP’s and our respective rights, responsibilities and obligations with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax audits).
Since the SAP Acquisition we have been, and expect that we will continue to be, included in SAP America’s U.S. Consolidated Group, as well as in certain other SAP Tax Groups. As a result of our inclusion in such SAP Tax Groups, certain of our net operating losses and other tax attributes may have been previously used (and may continue to be used) to reduce the tax liability of members of such SAP Tax Groups other than us. SAP will not be required to compensate us for their use of any of our tax attributes that are generated in a taxable period beginning prior to January 1, 2021.
Pursuant to the tax sharing agreement, SAP will file with the relevant governmental authority all tax returns with respect to a SAP Tax Group, and, for taxable periods beginning after December 31, 2020, we will make tax sharing payments to SAP. The amount of our tax sharing payments with respect to SAP America’s U.S. Consolidated Group will be determined, subject to certain adjustments (including with respect to the use of tax attribute carryforwards), as if we and each of our subsidiaries included in SAP America’s U.S. Consolidated Group filed our own U.S. federal consolidated income tax return for the relevant taxable period. To the extent that we generate net operating losses and other tax attributes in a taxable period beginning after December 31, 2020, which we refer to as our post-2020 tax attributes, that we are unable to use in the taxable period in which they are generated, SAP America and its subsidiaries (other than us) will be entitled to use such tax attributes without the need to compensate us currently. However, in subsequent taxable periods, our tax sharing payments with respect to SAP America’s U.S. Consolidated Group may be reduced (to varying extents) for any taxable period in which we would have otherwise been able to use certain of such post-2020 tax attributes if such tax attributes had not already been used by SAP America or its subsidiaries (other than us). Following an event which causes us to no longer be included in a SAP Tax Group, which we refer to as a deconsolidation event, we will be entitled to receive payments from SAP (to varying extents) in respect of certain of our post-2020 tax attributes for which SAP received a tax benefit and which we otherwise would have been able to use in a taxable period ending after such deconsolidation event if such tax attribute had not already been used SAP. The amount of any tax sharing payments with respect to SAP Tax Groups relating to U.S. state or local income taxes will be determined by using certain simplifying conventions.
The tax sharing agreement provides that we will be responsible for any taxes with respect to income tax returns that include only us and/or our subsidiaries for taxable periods beginning after December 31, 2020. We will be responsible for any of our non-income taxes for all periods. Additionally, we will be required to indemnify SAP for any CFC/PFIC Taxes imposed on SAP that are attributable to us for taxable periods beginning after December 31, 2020.
The tax sharing agreement allocates to SAP the economic benefit of any of our tax deductions arising by reason of the issuance, vesting, exercise or settlement of any equity-based compensation awards that relate to our stock and which were granted on or prior to the date of our initial public offering, any such award being referred to as a Pre-IPO Equity Award. Accordingly, our tax sharing payments will not be reduced on account of tax deductions arising by reason of the issuance, vesting, exercise or settlement of any Pre-IPO Equity Award. Further, following a deconsolidation event, we will be required to make payments to SAP America with respect to any tax benefit we recognize in connection with the issuance, vesting, exercise or settlement of any Pre-IPO Equity Award.
Under the tax sharing agreement, SAP generally will have the right to control audits or other tax proceedings with respect to any tax returns of a SAP Tax Group, provided that we will have certain consultation and review rights with respect to any such audit or tax proceeding that could result in additional taxes for which we are liable under the tax sharing agreement above a certain threshold. We generally will have the right to control any audits or other tax proceedings with respect to tax returns that include only us and/or our subsidiaries; provided that so long as SAP owns 50% or more of our outstanding stock, SAP will have certain oversight and participation rights with respect to such audit or other tax proceeding.
Because SAP intends to retain the ability to engage in a Distribution in the future, the tax sharing agreement also addresses the parties’ respective rights, responsibilities and obligations with respect to such a transaction. Under the tax sharing agreement, each party generally will be responsible for any taxes and related amounts imposed on SAP or us that arise from the failure of a future Distribution to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Section 355 of the Code, to the extent that the failure to so qualify is attributable to: (i) a breach of the relevant representations and covenants made by that party in the tax sharing agreement or any representation letter provided in support of any tax opinion or ruling obtained by SAP with respect to the U.S. federal income tax treatment of such Distribution, or (ii) an acquisition of such party’s equity securities. In addition, the tax sharing agreement will impose certain restrictions on us and our subsidiaries during the two-year period following any future Distribution that are designed to preserve the tax-free nature of such Distribution for U.S. federal income tax purposes. Specifically, during such period, except in specific circumstances, we and our subsidiaries generally would be prohibited from: (A) ceasing to conduct our business, (B) entering into certain transactions pursuant to which all or a portion of the shares of our common stock or certain of our and our subsidiaries’ assets would be acquired, (C) liquidating, merging or consolidating with any other person, (D) issuing equity securities beyond certain thresholds, (E) repurchasing our shares other than in certain open-market transactions, (F) amending our amended and restated certificate of incorporation (or other organizational documents) or taking any other action that would affect the voting rights of our stock, or (G) taking or failing to take any other action that would be reasonably likely to cause such Distribution to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.
Employee Matters Agreement
We also entered into an employee matters agreement with SAP. The employee matters agreement allocates liabilities, costs and responsibilities relating to employee compensation, benefit plans and programs and other related matters for our employees, as well as for employees who will be aligned with our business but who may remain employed by SAP legal entities for a fixed period of time following our initial public offering, or “Qualtrics-aligned employees.”
The employee matters agreement also addresses the treatment of equity-based compensation awards outstanding immediately prior to our initial public offering and held by such employees, the implementation of new equity-based compensation programs for such employees, the treatment of other incentive compensation for such employees, the transfer of personnel files, the application of personnel policies and works council arrangements and the implementation of certain administrative systems, including payroll systems. Some other arrangements addressed in the employee matters agreement, such as shared service agreements and leasing arrangements, apply only to “Qualtrics-aligned employees.” The term of the employee matters agreement continues until SAP owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock.
Intellectual Property Matters Agreement
The intellectual property matters agreement formalized our relationship with SAP with respect to our use of certain SAP intellectual property rights, as well as SAP’s use of certain of our intellectual property rights. The intellectual property matters agreement terminates upon our change of our control, including when SAP no longer controls more than 50% of our voting shares, or when SAP ceases to have the right to elect the majority of our board of directors. Under the terms of the intellectual property matters agreement, SAP granted us a covenant not to sue under SAP’s patent rights for seven years following termination with respect to the sale or distribution of our products existing on the date of termination. We, in turn, granted to SAP license rights under certain of our intellectual property rights for SAP to sell and distribute SAP’s products that incorporate or will incorporate such intellectual property. This license will survive termination of the intellectual property matters agreement. The scope of the intellectual property rights we license to SAP are limited to the intellectual property rights we control at the time the intellectual property matters agreement terminates.
Distribution Agreement
The distribution agreement formalized our relationship with SAP with respect to how SAP may resell our products under our brands, how SAP may license our products and IP that are embedded within an SAP product offering, and how we may license SAP products and IP that are embedded within our product offerings. Under the distribution agreement, we granted SAP licenses to test, customize, provide and support those of our products that SAP is authorized to distribute under the agreement, and SAP granted us licenses to test, customize, provide a support those of SAP’s products that we are authorized to distribute under the agreement. The distribution agreement also contains indemnification provisions under which we and SAP each indemnify the other with respect to certain third-party claims relating to the products that we and SAP are authorized to resell under the distribution agreement. The initial term of the distribution agreement continues until the later of (a) five years or (b) when SAP no longer controls more than 50% of our voting shares. In the event SAP controls more than 50% of our voting shares following the expiration of the initial five-year term, the term of the agreement may be renewed for a three-year term, unless either party elects not to renew on eighteen months’ notice. Following such three year renewal term, the term will renew automatically for successive eighteen (18) month terms unless either party elects not to renew on eighteen months’ notice.
Insurance Matters Agreement
We have also entered into an insurance matters agreement with SAP. Pursuant to the insurance matters agreement, SAP will maintain insurance policies covering, and for the benefit of, us and our business. The insurance policies maintained by SAP under the insurance matters agreement will be the same or substantially similar to those maintained by SAP and covering us prior to our initial public offering. SAP will allocate a portion of its insurance costs to us that is commensurate with the coverage we receive and SAP’s historical practice with its subsidiaries and we will also pay or reimburse SAP, as the case may be, for premium expenses, deductibles or retention amounts, amounts for fronted policies, retrospective premium adjustments and all other costs and expenses that SAP may incur in connection with the insurance coverage SAP maintains for us. The term of the insurance matters agreement will continue until SAP ceases owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock, unless it is terminated sooner by us in the event that we determine to cease to be included in SAP’s insurance policies with 120 days’ notice to SAP in advance of the applicable renewal date of such policy or policies, by SAP with 150 days’ notice in advance of the applicable renewal date of such policies or by either party in the event of a material uncured breach by the other party.
Stockholders’ Agreement
The stockholders’ agreement contains agreements relating to registration rights and governs certain aspects of the relationship between SAP, Q II, Silver Lake and us.
Registration Rights. Pursuant to the stockholders’ agreement, we have provided SAP with certain registration rights because the shares of our common stock held by SAP are deemed “restricted securities” as defined in Rule 144 under the Securities Act. Accordingly, SAP may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of SAP, we will use our reasonable best efforts to register shares of our common stock that are held by SAP, or subsequently acquired, for public sale under the Securities Act. SAP may request up to one registration in any calendar quarter. We have also provided SAP with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which SAP may request its shares be included.

SAP may not transfer its registration rights other than to an affiliate. SAP’s registration rights will terminate on the earlier of the date on which SAP has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by SAP may be sold without restriction pursuant to Rule 144 of the Securities Act.
We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by SAP, except that SAP will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock. The stockholders’ agreement also granted Q II and Silver Lake certain registration rights, including demand registration rights, in the case of Silver Lake, and “piggy-back” rights. It also provides for the right for Silver Lake to designate one member of our board of directors so long as it maintains a specified level of beneficial ownership in our common stock.
Real Estate Matters Agreement
The real estate matters agreement governs our license from SAP of the right to continue to use and occupy certain spaces at SAP facilities. Such real estate license services will be provided to us in a substantially similar manner to similar services provided by SAP to other SAP entities. Among other terms, the real estate matters agreement sets forth the terms and conditions applicable to the allocation of space by facility and associated pricing.
Certain shared real estate locations set forth within the real estate matters agreement are not subject to the real estate matters agreement and are governed by certain operating license agreements executed prior to our initial public offering which will remain in effect.
We will indemnify SAP for any claims related to our use of the real estate license services rendered under the Agreement. We must indemnify SAP for any payments made pursuant to guarantee obligations with respect to our real estate leases and, to the extent any such guarantee obligations remain in effect following the time that SAP ceases to own shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock, we will either cause the guarantee to be terminated or compensate SAP with the market rate for a comparable bank guarantee. Prior to the completion of any change of our control transaction at a time when SAP no longer owns shares representing a majority of the votes entitled to be cast by all holders of our common stock, any such guarantee that remains in effect must be terminated.
The real estate matters agreement has an initial three-year term which will automatically renew for additional one year terms unless terminated by the parties. Any of the real estate license services are terminable by either party with 120 days’ notice to the other party or upon notice upon a 30-day uncured material breach by the other party. The real estate matters agreement also terminates 60 days after our change of our control, including when SAP ceases to own shares representing a majority of the votes entitled to be cast by all holders of our common stock. Any additional license services that are not reflected on an amendment may be terminated at any time.
Certain Other Arrangements
We have entered into certain arrangements for services and products with SAP and its affiliates. Our consolidated statements of operations and comprehensive income statements included in our Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on March 9, 2021 include all revenues and costs directly attributable and/or allocable to us, including costs for facilities, functions, and services used by us. The year ended December 31, 2020 consolidated statement of operations also includes expenses of SAP directly charged or allocated to us for certain functions provided by SAP, including, but not limited to, sales organization costs, insurance, employee benefits, human resources and usage of data centers. Certain costs are allocated to us based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of revenues or headcount. These charges were determined based on actual expenses incurred on Qualtrics’ behalf or by usage. See Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on March 9, 2021.

Relationship with Q II
We are party to a Class A common stock purchase agreement with Q II, an entity controlled by Ryan Smith, dated as of December 8, 2020. Pursuant to the stock purchase agreement, Q II agreed to purchase 6,000,000 shares of our Class A common stock at a price of $20.00 per share, for an aggregate purchase price of $120 million, which transaction was completed on December 21, 2020 (the “Q II investment”). The shares are redeemable at the option of the Company for the 60-day period following June 30, 2021 unless the following conditions have been met: (1) the closing of our underwritten initial public offering shall have occurred prior to that date and (2) Ryan Smith shall remain employed by us on that date or his employment shall have been terminated prior to that date by us without cause or by him with good reason. If such conditions do not occur, we will have 60 days following June 30, 2021 to repurchase the shares. The stock purchase agreement also restricts Q II’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the purchase agreement for a period of 12 months January 28, 2021.
Pursuant to the Q II investment, we granted Q II certain rights under our stockholders’ agreement, including “piggyback” registration rights with respect to our Class A common stock that may be exercised after the date that is 18 months after January 28, 2021, subject to standard cutback provisions imposed by underwriters which will be applied pro rata with other holders exercising such rights.
Transactions with the Utah Jazz
In December 2020, Ryan Smith, our Founder and Executive Chair, acquired a majority interest in the Utah Jazz basketball franchise, the associated venue, and certain related sports teams and operations and business interests. The Company has ongoing sales revenue with the Utah Jazz that totaled $0.3 million for the year ended December 31, 2020. In 2019, the Company entered into multi-year agreements with the Utah Jazz related to ticket purchases, advertising, sponsorships, and the Utah Jazz Five for the Fight Campaign. Sales and marketing and general and administrative expenses with the Utah Jazz totaled $2.9 million for the year ended December 31, 2020.
Transactions with Zoom Video Communications, Inc.
Kelly Steckelberg joined our board of directors in February 2021 and has been the chief financial officer of Zoom Video Communications, Inc. (“Zoom”) since November 2017. We are party to a services agreement with Zoom for the use of our XM Platform under which we billed Zoom $137,445 for the year ended December 31, 2020. We currently provide services to Zoom. Additionally, we are party to a subscription agreement with Zoom for our use of Zoom services under which we paid Zoom $395,362 for the year ended December 31, 2020. We currently receive services from Zoom. Our transactions with Zoom are arms-length agreements entered into in the ordinary course of business.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We expect to maintain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. An investor may obtain a written copy of this policy, once adopted, by sending a written request to Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604, attention: Legal Department. Our audit committee charter provides that our audit committee shall review and approve or disapprove certain related party transactions, including material transactions with SAP.

REPORT OF THE AUDIT COMMITTEE
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Qualtrics International Inc. (the “Company”) specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The audit committee’s general role is to assist the board in monitoring the Company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.
The audit committee has reviewed the Company’s consolidated financial statements for its fiscal year ended December 31, 2020 and met with its management team, as well as with representatives of KPMG LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB).
In addition, the audit committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of KPMG LLP its independence.
Based on the review and discussions described above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements for its fiscal year ended December 31, 2020 be included in its Annual Report on Form 10-K for its 2020 fiscal year.
THE AUDIT COMMITTEE

Kelly Steckelberg (Chair)
Egon Durban
Luka Mucic

PROPOSAL ONE:
ELECTION OF DIRECTORS
The following individuals are nominated for election to the board of directors at the Annual Meeting, all of whom are currently serving on our board of directors:

•Egon Durban
•Sindhu Gangadharan
•Paula Hansen
•Christian Klein
•Luka Mucic
•Donald Paoni
•Zig Serafin
•Ryan Smith
•Kelly Steckelberg

Each director must be elected by the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) cast at a meeting for the election of directors at which a quorum is present with respect to such director, which means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” the director. If you do not instruct your broker, bank, or other nominee how to vote with respect to this proposal, your broker, bank, or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election.
Pursuant to our amended and restated bylaws, if a nominee for director is not elected, the director shall offer to tender his or her resignation to our board of directors. The nominating and corporate governance committee will make a recommendation to our board of directors to accept or reject the resignation or whether other action should be taken. Our board of directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who has so tendered his or her resignation will not participate in the board of directors’ decision.
Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until SAP ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders.
The relevant experiences, qualifications, attributes, or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section of this proxy statement entitled “Executive Officers, Directors, and Corporate Governance.”
The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2021, and recommends that the stockholders vote for ratification of such appointment. KPMG LLP has been engaged as our independent registered public accounting firm since 2019. Further, under the master transaction agreement with SAP, we have agreed, subject to applicable law, to use the same independent certified public accountants as those selected by SAP. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2021 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee will reconsider its appointment. We expect representatives of KPMG LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by KPMG LLP for the years ended December 31, 2020 and 2019. All of these services were approved by SAP's audit committee since, prior to our initial public offering and the Q II investment, we operated as a wholly owned subsidiary of SAP.

	2020	2019
Audit fees (1)	$2,304,536	$1,810,345
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	—	—
Total fees	$2,304,536	$1,810,345
_________________________________
(1) Audit fees in 2020 consist of $1.3 million in fees related to our Registration Statement on Form S-1 and Registration Statement on Form S-4 filings and the remaining fees were for professional services provided in connection with the audit of our consolidated financial statements, a foreign statutory audit, and the audit as a component of the SAP consolidated financial statements for the 2020 period. Audit fees in 2019 consist of fees for professional services provided in connection with the audit of our 2019 and 2018 consolidated financial statements that were performed concurrently, a foreign statutory audit for 2019, and the audit as a component of the 2019 SAP consolidated financial statements.
(2) All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.
In accordance with its charter, the audit committee is required to pre-approve all auditing services and the terms thereof and non-audit services to be provided by our independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on auditor independence of the SEC and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services provided by our independent registered public accounting firm since its charter was adopted in connection with our initial public offering.
The board of directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

OTHER MATTERS
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.
Other Business
The board of directors does not presently intend to bring any other business before the 2021 Annual Meeting of Stockholders, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons appointed and voting such proxies.
Whether or not you expect to attend the Annual Meeting, please vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope, so that your shares may be represented at the Annual Meeting.

qualtrics XM

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/XM2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44041-P53030

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

QUALTRICS INTERNATIONAL INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Egon Durban	☐	☐	☐
1b. Sindhu Gangadharan	☐	☐	☐
1c. Paula Hansen	☐	☐	☐
1d. Christian Klein	☐	☐	☐
1e. Luka Mucic	☐	☐	☐
1f. Donald Paoni	☐	☐	☐
1g. Zig Serafin	☐	☐	☐
1h. Ryan Smith	☐	☐	☐
1i. Kelly Steckelberg	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Ratify appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D44042-P53030

QUALTRICS INTERNATIONAL INC.
Annual Meeting of Stockholders
May 19, 2021 11:00 AM Mountain Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Zig Serafin, Rob Bachman and Blake Tierney, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of QUALTRICS INTERNATIONAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Mountain Time on May 19, 2021, at www.virtualshareholdermeeting.com/XM2021, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side